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Exhibit 22  SUBSIDIARIES OF THE REGISTRANT


Name                                          State of Incorporation


Farmers National Bank of Maryland                 United States

The Caroline County Bank                          Maryland

Atlantic National Bank                            United States

Farmers National Land Corporation                 Maryland

Farmers National Mortgage Corporation             Maryland